UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

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CRYO-CELL INTERNATIONAL, INC.

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CRYO-CELL URGES SHAREHOLDERS TO VOTE THE WHITE PROXY CARD

Company’s Maternal Placental Stem Cell Technology Believed to Be

“One of the Most Seminal Assets in the Stem Cell Industry Today”

Oldsmar, Fla. – June 14, 2007 – Cryo-Cell International Inc. (OTC Bulletin Board: CCEL), recently sent a letter to Cryo-Cell shareholders in conjunction with its Annual Shareholder Meeting to be held in Oldsmar, Florida on July 16th. The Company urged its shareholders to consider the Board’s accomplishments and objectives described below. The Company stressed the importance of this vote and asked shareholders to vote their shares on the WHITE proxy card that they will receive by mail.

The Cryo-Cell Board of Directors has a proven track record of performance and a solid strategic plan to achieve global leadership in stem cell innovation. In fiscal year 2003, which began before the current Board and management was in place; the Company had $7.55 million in revenue and $7.5 million in net losses. Approximately a year and a half after current management was in place, revenue for fiscal year 2005 almost doubled to $14.5 million and the Company registered $1 million in net income.

The Company delivered nine consecutive quarters of profitability from the first quarter of 2004 through the first quarter of 2006. Consolidated revenues in fiscal year 2006 increased approximately 19% from fiscal year 2005 to $17.2 million. In Cryo-Cell’s most recently reported Q107, revenues increased by 13% over Q106, demonstrating that the Company has made continuing progress quarter over quarter; year over year.

In early 2006, the Cryo-Cell Board of Directors made the carefully evaluated decision to take a bold strategic step forward by investing in the growth of the business as part of the Company’s long-term strategic plan, with keen focus on repositioning the U-Cord® service, expanding market reach and achieving product diversification. The Company continues to believe that this chosen strategy will serve as the optimal pathway to create long-term and sustainable value for Cryo-Cell shareholders over time. Highlights of Cryo-Cell’s progress include:

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The May 2007 announcement of Cryo-Cell’s successful isolation of the maternal placental stem cell (MPSC) with new therapeutic potential for advancing women’s healthcare. Cryo-Cell has filed patent applications on its proprietary technology and is preparing to commercialize its technology into an exclusive new service offering involving the collection and preservation of maternal stem cells from placenta at the time of birth. The Company is partnering with several prominent academic institutions specializing in regenerative medicine and has commenced preclinical (animal) studies as part of Cryo-Cell’s MPSC commercialization strategy.

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The successful 2006 implementation of comprehensive strategic initiatives designed to reposition and re-brand Cryo-Cell’s signature U-Cord® product with innovative industry-exclusive and competitively differentiated service enhancements.

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The Company believes that Cryo-Cell is the only private family cord blood bank with the combination of current Good Manufacturing Practice/Good Tissue Practice (cGMP/cGTP) compliance; International Organization for Standardization (ISO) and AABB (formerly American Association of Blood Banks) accreditation.

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The Company delivered outstanding client satisfaction ratings for 2006 with nearly 40% of Cryo-Cell clients rating our service as “far exceeds expectations” as measured in an independent survey conducted by Sterling Research Group, Inc.; the highest such rating in the Company’s history.

Notwithstanding Cryo-Cell’s significant progress since fiscal year 2003, rising industry costs in recent years associated with operating a state-of-the-art laboratory in a newly regulated environment, along with increased expenses related to sales and marketing in an intensively competitive landscape, have contributed to the Company’s predictable business challenge of balancing growth with profitability. The current Board and management team, however, have remained steadfastly focused on building enterprise value rather than focusing attention on misguided efforts to affect the daily price of Cryo-Cell stock. The Cryo-Cell team believes that sustainable enterprise value creation will have the most significant and positive impact on the Company’s stock price over time.

“As Cryo-Cell continues to execute the Company’s long-term strategy, the current Board and management team are guided along this journey by a collective vision of success based on the team’s expansive business and technological knowledge, experience and industry-recognized expertise”, stated Mercedes Walton, Cryo-Cell’s Chairman & CEO. “We are confident that the current board and management, with the addition of director nominee Andrew Filipowski, are best suited to build on the Company’s success and to continue to add value. Mr. Filipowski is one of the Company’s single largest individual stockholders and brings a wealth of financial and strategic vision and experience and adds another independent-minded voice to the Board.”

This year a group of dissident shareholders known as the Portnoy Group have launched a proxy contest in an effort to take control of Cryo-Cell. The Portnoy Group has a conspicuous lack of relevant indicated professional experience in the stem cell preservation industry; regenerative science and women’s healthcare; or relevant public company operating experience. The group consists of two brothers, David and Mark Portnoy; an accountant with prior Portnoy affiliation; a professional with experience in water heaters and home comfort systems; a cardiologist; and a professional with experience in software and hardware integration solutions, also with prior Portnoy affiliation.

The Company believes that the Portnoy Group’s overly simplistic platform to “eliminate any and all unnecessary costs” and “maximize the return from the deployment of CCII’s marketing resources” does not provide Cryo-Cell with any strategic direction or meaningful operating plan to create substantive shareholder value. The Company believes that Mr. Portnoy’s rhetoric will ring hollow in the new and complex frontier of regenerative medicine and women’s healthcare that is governed by rigorous scientific, technological, regulatory and commercialization protocols.

“The Company has made significant operating progress along with several smart investments, and has most recently captured certain intellectual property surrounding the Maternal Placental Stem Cells (MPSCs) which I believe are one of the most seminal assets in the stem cell industry today,” said Andrew Filipowski, Director nominee to the Cryo-Cell Board. “Given the Company’s ability to generate recurring revenue and strong cash flow from its core business, coupled with realizing value from its intellectual property in innovative stem cell technology, the Company has the opportunity to be one of the global leaders in the space, and I believe the share price will follow. I am pleased to be nominated to the current Cryo-Cell Board of Directors and believe that the current Board and management team have the vision, experience and proven performance to take the Company to global leadership in stem cell innovation.”

When shareholders compare the track record, performance and qualifications of Cryo-Cell’s current Board with the inexperienced Portnoy slate and their non-specific “strategic” plan, the Company believes that Cryo-Cell nominees are clearly the right choice to progress a promising and robust long-term strategy. Shareholders are urged to cast their vote for the Cryo-Cell nominees by signing, dating and returning the white proxy card. Shareholders are also encouraged to discard the gold proxy card of the dissident group. Any shareholders requiring assistance may contact Georgeson Inc. that is providing Cryo-Cell with proxy solicitation services at (888) 605-7511.

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 135,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the uncertainty of market acceptance of any potential service offerings relating to types of stem cells other than cord blood stem cells, given that such new stem cells have not yet been used in human therapies, and treatment applications using such stem cells are subject to further research; the need to complete certain developments, including completion of clinical validation and testing, before any such process can be commercialized, and the Company’s development of its final business and economic model in offering any such service; any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our new facility; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.